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                        [Hunton & Williams Letterhead]


                                                                   Exhibit 5.1
                                                                   -----------


                               December 17, 1999



National Mortgage Securities Corporation
909 East Main Street
Richmond, Virginia  23219

Dear Sirs:

     We have acted as counsel to National Mortgage Securities Corporation, a Virginia corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of up to $300,000,000 in aggregate principal amount of Pass-Through Certificates and Asset-Backed Notes, issuable in one or more series (the "Securities"). In this capacity, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, the form of Pooling and Master Servicing Agreement, including Standard Terms thereto (the "Pooling and Servicing Agreement"), the form of Indenture (the "Indenture") and such other materials as we have deemed necessary to the issuance of this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1. The Company has been organized and is existing as a corporation under the laws of the Commonwealth of Virginia.

     2. When each Pooling and Servicing Agreement and Indenture has been duly authorized by all necessary corporate action and has been duly executed and delivered by the parties thereto, each will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
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National Mortgage Securities
  Corporation
December 17, 1999
Page 2


     3. When the Securities have been duly authorized for sale by all necessary corporate action, and when the Securities have been duly issued, executed and authenticated in accordance with the provisions of the related Pooling and Servicing Agreement or Indenture, as applicable, and delivered to and paid for by the purchasers thereof, the Securities will be legally and validly issued for adequate consideration and (a) the Security holders will be entitled to the benefits provided by the Pooling and Servicing Agreement or Indenture, as applicable, pursuant to which such Securities were issued and (b) no Security holder will be subject to any further assessment in respect of the purchase price of his Securities.

     The foregoing opinions are limited to matters of the laws of the United States of America and Commonwealth of Virginia. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                    Very truly yours,

                                    /s/ Hunton & Williams